Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5420, Cincinnati, Ohio 45201-5420]

WAIVER OF ADJUSTMENTS RIDER FOR EXTENDED CARE

This is your waiver of adjustments rider for extended care. It is attached to an individual deferred variable annuity contract. It is a legally binding agreement between you and us. It waives any negative market value adjustment that may otherwise apply to a surrender of the annuity contract if you meet the conditions set out in this rider. There is no separate charge for this rider. PLEASE READ THIS RIDER WITH CARE.

As you read through this rider, please note that the words “you” and “your” refer to the owner of the annuity contract, including a joint owner, if any. The words “we”, “us”, “our”, and “Company” refer to MassMutual Ascend Life Insurance Company. The word “Rider” refers to this rider. The word “Contract” refers to the annuity contract identified below. Other capitalized words are defined by a specific provision of this Rider, or by the Contract.

RIDER SPECIFICATIONS

Contract Number:	[0000000000]
Insured{s}:	[JOHN DOE]
[JANE DOE]
Benefit Eligibility Date:	[April 1, 2022]

This Rider is part of your Contract. It is not a separate contract. It changes your Contract only as and to the extent stated. In the case of conflict with other terms of the Contract, the terms of this Rider shall control.

Signed for us at our office as of the Contract Effective Date.

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

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WAIVER OF ADJUSTMENTS FOR EXTENDED CARE

This Rider does not provide a waiver of adjustments until after the Benefit Eligibility Date.

Upon your Request in Good Order, we will waive any negative Market Value Adjustment that may otherwise apply to a surrender of the Contract on or after the Benefit Eligibility Date if at the time of such surrender or within the immediately preceding 90 days an Insured is confined to a Hospital or Long-Term Care Facility located in the United States or one of its territories, and that confinement meets all of the following conditions;

1)	the confinement is prescribed by a Physician and is Medically Necessary;

2)	the first day of the confinement was after the Contract Effective Date; and

3)	the confinement has continued for a minimum period of at least 90 consecutive days.

To measure the minimum period of confinement, any days of confinement before the Benefit Eligibility Date are disregarded. Once the minimum period of confinement has been satisfied, any gap in confinement that is shorter than 30 days will be disregarded.

As part of a Request in Good Order, you must provide us with proof of confinement that meets these conditions. The proof must be satisfactory to us. We reserve the right to have a Physician of our choosing examine you, if needed, to confirm that confinement is Medically Necessary at our expense. If there is a conflict between the opinion from your Physician and the company’s Physician, you may request, at our expense, an opinion of a third Physician, who is mutually agreeable to you and us. In this instance, the opinion of the third Physician will control. Your request and satisfactory proof must be provided to us before the date of the surrender. If we deny your request, we will provide you with written notice of our decision and give you an opportunity to provide additional proof, or to decide to proceed with the surrender subject to any negative Market Value Adjustment that may apply.

This waiver does not apply to a withdrawal of an amount less than the Contract’s full Surrender Value.

DEFINITIONS

Insured

An individual whose confinement is used to qualify for benefits under this Rider. Each natural person (other than a trustee, custodian, or plan sponsor) who is an Owner or joint owner of the Contract on the Contract Effective Date is an Insured. If on the Contract Effective Date the Contract is owned by a trust, custodian, or a plan sponsor, or by a corporation, partnership, limited liability company or other entity, then each Annuitant on such date is an Insured. Except as provided for a spouse who becomes successor owner, no person may become an Insured after the Contract Effective Date. If the spouse of the person who is the Insured on the Contract Effective Date becomes the successor owner of the Contract in lieu of a death benefit, then that spouse will become the Insured. Each Insured on the Contract Effective Date is set out on the first page of this Rider.

Market Value Adjustment

An adjustment to Contract values that may apply upon a withdrawal or surrender that is based on a comparison between interest rates at the beginning of a term and interest rates at the time of the withdrawal or surrender. A negative Market Value Adjustment is one that would reduce the Contract values.

Long-Term Care Facility

A Skilled Nursing Facility or an Intermediate Care Facility, other than a facility that:

1)	primarily treats drug addicts or alcoholics;

2)	is a home for the aged or mentally ill, a community living center, or primarily provides residential care or retirement care; or

3)	is owned or operated by the Owner, joint owner, or an Insured, or a Family Member of the Owner, joint owner, or an Insured.

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Skilled Nursing Facility

A facility that meets all of the following requirements:

1)	it is located in the United States or its territories;

2)	it is licensed and operated as a Skilled Nursing Facility under the laws of the state or territory where it is located;

3)	it provides nursing services twenty-four (24) hours a day by, or under the supervision of, a registered graduate professional nurse (R.N.);

4)	it maintains a daily medical record of each patient; and

5)	it provides skilled nursing care under the supervision of a Physician.

Intermediate Care Facility

A facility that meets all of the following requirements:

1)	it is located in the United States or its territories;

2)	it is licensed and operated as an Intermediate Care Facility under the laws of the state or territory where it is located;

3)	it provides nursing services twenty-four (24) hours a day by, or under the supervision of, a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and

4)	it maintains a daily medical record of each patient.

Hospital

A facility that meets all of the following requirements:

1)	it is located in the United States or its territories;

2)	it is licensed and operated as a hospital under the laws of the state or territory where it is located;

3)	it provides nursing services twenty-four (24) hours a day by, or under the supervision of, a registered graduate professional nurse (R.N.);

4)	it operates primarily for the care and treatment of sick and injured persons as inpatients for a charge;

5)	it maintains, or has access to, medical, diagnostic, and major surgical facilities; and

6)	it is supervised by a staff of Physicians.

Physician

A person who is licensed in the United States as a medical doctor (M.D.) or a doctor of osteopathy (D.O.) and who is practicing within the scope of his or her license. The term “Physician” does not include an Owner or joint owner, an Insured, a Family Member of an Owner, joint owner, or Insured, or an employee, officer, director, owner, partner, member, or agent of a non-natural Owner or joint owner.

Medically Necessary Care that is:

1)	appropriate and consistent with the diagnosis of a Physician;

2)	in accord with accepted standards of practice; and

3)	could not be omitted without adversely affecting the condition of the Insured.

Family Member

A spouse, child, parent, grandparent, grandchild, sibling, aunt, uncle, first cousin, niece, or nephew, or any such relative by marriage or adoption, including in-laws and step-relatives.

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TERMINATION

This Rider will terminate and have no value when one of the following occurs:

1)	you transfer or assign an interest in the Contract, unless to an Insured.

2)	when no further Market Value Adjustments can ever apply under the Contract;

3)	you surrender or annuitize the Contract; or

4)	a death that would give rise to a death benefit under the Contract, unless a spouse of the Insured becomes the successor owner of the Contract.

Termination of this Rider shall not take away rights under this Rider to which you are already entitled.

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